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                                                                     Exhibit 15


                     [Letterhead of Coopers & Lybrand LLP]



                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
   Ranger Industries, Inc.
   (formerly Coleco Industries, Inc.):

The accompanying consolidated balance sheet of Ranger Industries, Inc. and Subsidiaries as of June 30, 1996, and the related consolidated statements of operations and retained deficit and cash flows for the three and six-month periods ended June 30, 1996 and 1995 were not audited by us and, accordingly, we do not express an opinion or any other form of assurance on them.

The consolidated financial statements, including the consolidated balance sheet, for the year ended December 31, 1995 were audited by us, and we expressed an unqualified opinion on them, which included explanatory paragraphs with respect to the substantial doubt about the Company's ability to continue as a going concern, the dissolution of the Company by the Secretary of State of the State of Connecticut on October 25, 1991 for failure to file its biennial report in 1990, the reinstatement of the Company as a Connecticut corporation on October 6, 1994, and the adoption of Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes", in 1993, in our report dated March 14, 1996, but we have not performed any auditing procedures since that date.


COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
August 6, 1996